Associated Banc-Corp

NEWS RELEASE

For more information:
Investors: Joe Selner, Chief Financial Officer, 920-491-7120
Media: Cindy Moon-Mogush, Corporate Communications, 920-431-8034

Associated Banc-Corp Announces 31 Cent Dividend

GREEN BAY, Wis. – Oct. 24, 2007 – The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) today declared a regular cash dividend of 31 cents, payable Nov. 15 to shareholders of record at the close of business on Nov. 6. It is the company’s 151st consecutive quarterly cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has approximately 300 banking offices serving more than 180 communities in Minnesota, Wisconsin and Illinois. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.